Exhibit 99.1

COLONY NORTHSTAR ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

Los Angeles, CA and New York, NY, August 8, 2017 - Colony NorthStar, Inc. (NYSE:CLNS) and subsidiaries (collectively, “Colony NorthStar”, or the “Company”) today announced its financial results for the second quarter ended June 30, 2017 and declared a cash dividend of $0.27 per share of Class A and Class B common stock for the third quarter of 2017.

Second Quarter 2017 Highlights

•	Net income attributable to common stockholders of $38.6 million, or $0.07 per basic share

•	Core FFO of $203.6 million, or $0.35 per basic share, and FFO of $130.0 million, or $0.22 per basic share

•
Merger integration substantially complete and approximately 100% of the originally identified $80 million annualized cash synergies target and 110% of the $115 million annualized total synergies target, which includes stock compensation savings, achieved to date on a run rate basis

•	Declared and paid a second quarter 2017 dividend of $0.27 per share of Class A and B common stock

◦	Subsequent to the second quarter 2017, declared a third quarter dividend of $0.27 per share of Class A and B common stock

•
The Company and its share of affiliates raised approximately $285 million of third-party capital from institutional clients and retail investors for an aggregate $1.4 billion during the first half of 2017

•
The Company completed year-to-date asset monetizations totaling $3.6 billion of gross asset value, which includes $384 million in the second quarter primarily from selling the remainder of the Company’s interest in Colony Starwood Homes (NYSE:SFR) and $437 million subsequent to the second quarter

•	The Company and funds managed by the Company invested and agreed to invest $857 million; the Company invested $670 million and funds managed by the Company invested $187 million

•	The Company has in excess of $1.2 billion of liquidity through cash-on-hand and availability under its revolving credit facility

•	The Company repurchased 8.0 million shares of its common stock for $102 million and year-to-date, repurchased an aggregate 12.9 million shares of its common stock for $168 million

•
The Company issued 13.8 million shares of 7.15% Series I cumulative redeemable perpetual preferred stock, generating net proceeds of $334 million, and redeemed all of the shares of its 8.75% Series A cumulative redeemable perpetual preferred stock and 8.50% Series F cumulative redeemable perpetual preferred stock

•
The Company refinanced over $1.6 billion of consolidated mortgage debt in the Hospitality Real Estate segment, extending the maturity dates and reducing the interest rates, and repaid the remaining $77 million of the original $1.1 billion floating rate acquisition debt in the Industrial Real Estate segment through the issuance of $188 million of long-term fixed rate mortgage loans

Second Quarter 2017 Financial Results
For the second quarter 2017, Colony NorthStar reported net income attributable to common stockholders of $38.6 million, or $0.07 per basic share. Core FFO was $203.6 million, or $0.35 per basic share, and FFO was $130.0 million, or $0.22 per basic share.

For more information and a reconciliation of net income/(loss) to common stockholders to FFO, Core FFO, NOI and/or EBITDA, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

“We continue to make substantial progress in our transition via strategic divestitures and balance sheet repositioning including a potential contribution of a significant portion of our U.S. loan and credit equity portfolio to a new externally managed, permanent capital vehicle anticipated to occur within the next few quarters,” said Richard B. Saltzman, President and Chief Executive Officer. “Simultaneously, investment management capital formation initiatives are gaining meaningful traction through both new funds and specific balance sheet led co-investment opportunities.”
Second Quarter 2017 Operating Results and Investment Activity by Segment
Colony NorthStar holds investment interests in five reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of June 30, 2017, the consolidated healthcare portfolio consisted of 425 properties: 113 medical office properties, 191 senior housing properties, 107 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71.3% as of June 30, 2017. The healthcare portfolio earns rental and escalation income from leasing space to various healthcare tenants and operators. The leases are for fixed terms of varying length and generally provide for rent and expense reimbursements to be paid in monthly installments. The healthcare portfolio also generates operating income from healthcare properties operated through management agreements with independent third-party operators, predominantly through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007, or RIDEA.

During the second quarter 2017, this segment’s net loss attributable to common stockholders was $(8.1) million, Core FFO was $24.8 million and consolidated NOI was $78.5 million. In the second quarter 2017, healthcare same store portfolio experienced sequential quarter-over-quarter revenue growth of 2.4% and net operating income decline of (1.0)%, primarily attributable to bad debt expense provision taken on an individual tenant in our skilled nursing facilities portfolio. Over the same period last year, second quarter 2017 same store revenue growth was 3.9% and net operating income declined (5.3)%, of which (1.5)% was related to fluctuation in currency exchange rates. Healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 425 properties in the sequential quarter-over-quarter and year-over-year comparisons.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Coverage(3)
($ In millions)	Q2 2017	Q2 2017	Q2 2017	Q1 2017	Q2 2017	Q1 2017	3/31/2017	12/31/2016
Medical Office Buildings	$14.4	$10.3	$14.4	$13.6	84.0%	85.1%	N/A	N/A
Senior Housing - Operating	19.4	13.8	19.4	18.3	86.7%	86.8%	N/A	N/A
Triple-Net Lease:
Senior Housing	14.4	10.3	14.4	13.5	83.6%	85.7%	1.5x	1.5x
Skilled Nursing Facilities	24.9	17.8	24.9	28.5	83.4%	84.2%	1.3x	1.4x
Hospitals	5.4	3.9	5.4	5.4	63.4%	60.9%	3.3x	3.7x
Healthcare Total/W.A.	$78.5	$56.1	$78.5	$79.3	83.0%	83.6%	1.6x	1.7x
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(1)	CLNS OP Share NOI represents second quarter 2017 Consolidated NOI multiplied by CLNS OP’s ownership interest as of June 30, 2017.

(2)	Occupancy % for Senior Housing - Operating represents average during the presented quarter, MOB’s is as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of EBITDAR to cash rent on a trailing twelve month basis.

Industrial Real Estate
As of June 30, 2017, the consolidated industrial portfolio consisted of 354 primarily light industrial buildings totaling 39.3 million rentable square feet across 16 major U.S. markets and was 95% leased. The Company’s equity interest in the consolidated Industrial Real Estate segment was approximately 41.0% as of June 30, 2017, which decreased from the prior quarter due to increased third-party capital commitments during the second quarter of 2017. Total third-party capital commitments were in excess of $1 billion compared to cumulative balance sheet contributions of $700 million as of June 30, 2017. The Company continues to own a 100% interest in the related operating platform. The Industrial Real Estate segment is comprised of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting multi-tenant buildings of up to 500,000 square feet and single tenant buildings of up to 250,000 square feet with an office buildout of less than 20%.

During the second quarter 2017, this segment’s net income attributable to common stockholders was $3.3 million, Core FFO was $12.5 million and consolidated NOI was $38.5 million. In the second quarter 2017, industrial same store portfolio experienced a sequential quarter-over-quarter revenue decline of (0.4)% but net operating income grew 1.6%. The sequential quarter-over-quarter revenue decline of (0.4)% was due to lower expense reimbursement revenues resulting from lower expenses. Same store net rental revenues, which excludes reimbursements, increased 1.5% on a sequential quarter-over-quarter basis. Over the same period last year, second quarter 2017 same store revenue grew by 3.0% and net operating income grew 3.6%. Industrial same store portfolio is defined as buildings in operation throughout the full periods presented under the comparison and included 337 and 309 buildings in the sequential quarter-over-quarter and year-over-year comparisons, respectively.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI	Share NOI 1)	Consolidated NOI		Leased %(2)
($ In millions)	Q2 2017	Q2 2017	Q2 2017	Q1 2017	Q2 2017	Q1 2017
Industrial	$38.5	$15.8	$37.0	$36.4	95.6%	95.9%
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(1)	CLNS OP Share NOI represents second quarter 2017 Consolidated NOI multiplied by CLNS OP’s ownership interest as of June 30, 2017.

(2)	Leased % represents the last day of the presented quarter.

Asset Acquisitions, Dispositions and Financing
During the second quarter 2017, the Company acquired ten industrial buildings totaling approximately 1.6 million square feet for approximately $117 million and disposed of nine non-core buildings totaling approximately 1.3 million square feet for $37 million.

Subsequent to the second quarter 2017, the Company acquired 20 industrial buildings totaling approximately 2.8 million square feet for approximately $201 million and disposed of one non-core building totaling approximately 0.1 million square feet for $4 million.

During the second quarter 2017, the Company paid off the remaining $77 million of the original $1.1 billion variable rate acquisition financing debt and closed on two fixed rate mortgage loans totaling $188 million with a weighted average interest rate and original term of 3.99% and 11.4 years, respectively.

Hospitality Real Estate
As of June 30, 2017, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94.3% as of June 30, 2017. The hospitality portfolio is geographically diverse, consisting primarily of extended stay hotels and premium branded select service hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands.

During the second quarter 2017, this segment’s net income attributable to common stockholders was $4.8 million, Core FFO was $42.7 million and consolidated EBITDA was $81.7 million. Over the same period last year, second quarter 2017 hospitality same store portfolio revenue was essentially flat and EBITDA declined (1.7)%, primarily due to increases in property taxes and wages. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter-over-quarter revenue and EBITDA result comparisons are not meaningful. Hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels in the year-over-year comparison.

The following table presents EBITDA and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNS OP Share					Avg. Daily Rate		RevPAR
	EBITDA (1)	EBITDA(2)	Consolidated EBITDA		Occupancy %(3)		(In dollars)(3)		(In dollars)(3)
($ In millions)	Q2 2017	Q2 2017	Q2 2017	Q2 2016	Q2 2017	Q2 2016	Q2 2017	Q2 2016	Q2 2017	Q2 2016
Marriott	$62.8	$59.2	$62.8	$65.5	77.0%	78.8%	$129	$128	$99	$101
Hilton	13.9	13.1	13.9	13.0	82.0%	81.5%	131	127	108	103
Other	5.0	4.7	5.0	4.6	84.2%	77.9%	139	142	117	110
Total/W.A.	$81.7	$77.0	$81.7	$83.1	78.2%	79.2%	$130	$129	$102	$102
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(1)	Q2 2017 Consolidated EBITDA excludes FF&E reserve amounts of $9.7 million.

(2)	CLNS OP Share EBITDA represents second quarter 2017 Consolidated EBITDA multiplied by CLNS OP’s ownership interest as of June 30, 2017.

(3)	For each metric, data represents average during the presented quarter.

Asset Financing
During the second quarter 2017, the Company refinanced over $1.6 billion of consolidated debt in the Hospitality Real Estate segment, extending the fully extended maturity dates from 2019 to 2022 and reducing our blended spread over one-month LIBOR by 40 bps from 3.44% to 3.04%.

Other Equity and Debt
In addition to the aforementioned real estate equity segments, the Company also holds investments in other real estate equity and debt. These other investments include direct interests and interests held through unconsolidated joint ventures in net lease real estate assets; other real estate equity & debt investments; limited partnership interests in third-party sponsored real estate private equity funds; and multiple classes of commercial real estate (“CRE”) securities. During the second quarter 2017, this segment’s aggregate net income attributable to common stockholders was $156.0 million and Core FFO was $157.1 million.
The following table presents undepreciated carrying value by investment type in the Company’s Other Equity and Debt segment:

	CLNS OP Share
	June 30, 2017
	Undepreciated Carrying Value
($ In millions)	Assets	Equity
Net Lease Real Estate Equity	$961	$405
Other Real Estate Equity	1,531	853
Real Estate Debt	2,996	2,148
Real Estate Private Equity Funds and CRE Securities	542	542
Special Situations (NRE, CAF, Albertsons and Other GP Co-investments)	222	222
Other Equity and Debt Total	$6,252	$4,170

Other Equity and Debt Segment Asset Acquisitions and Dispositions
During the second quarter 2017, the Company invested and agreed to invest approximately $620 million in other real estate equity and debt investments, which included the acquisition of a Class A office building in Southern California for approximately $460 million, the acquisition of 4.7 million shares of NRE’s common stock for approximately $59 million and the origination of an $84 million preferred equity investment, among other investments. As of June 30, 2017, the Company’s interest in NRE represented an approximate 8.9% ownership based on the total common shares and OP units outstanding at NRE as of June 30, 2017.

During the second quarter 2017, the Company sold its entire remaining interest in SFR, or approximately 7.6 million shares, resulting in net proceeds of $261 million; a net lease property located in Phoenix, Arizona, resulting in net proceeds of $22 million; and a real estate debt investment, resulting in net proceeds of $64 million.

Subsequent to the second quarter 2017, the Company sold a portfolio of net lease properties located in Switzerland and its entire interest in Colony American Finance resulting in aggregate net proceeds of $184 million.

On July 1, 2017, the Company and certain investment vehicles managed by affiliates of the Company acquired ownership of an approximately $1.3 billion limited service hospitality portfolio of 148 assets primarily located across the Southwest and Midwest United States. The acquisition took place through a consensual foreclosure following a maturity default on an approximately $289 million junior mezzanine loan. As of July 1, 2017, the Company's equity ownership in the portfolio is approximately 55%. The Company will consolidate the gross assets and liabilities of the portfolio at fair value during the third quarter 2017 and expects that the net asset value will be equal to the unpaid principal balance of the prior junior mezzanine loan position.

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end funds, non-traded and traded real estate investment trusts and registered investment companies. As of June 30, 2017, the Company had $40.3 billion of third-party AUM, which decreased from $40.7 billion as of March 31, 2017. The decrease in AUM was driven primarily by asset sales. During the second quarter 2017, this segment’s aggregate net income attributable to common stockholders was $24.0 million and Core FFO was $41.6 million.

Capital Raising and Investment Activity
During the second quarter 2017, the Company and its share of affiliates raised approximately $285 million of third-party capital from institutional clients and retail investors for an aggregate $1.4 billion during the first half of 2017.

During the second quarter 2017, institutional funds and retail companies managed by the Company, excluding the industrial open-end fund, invested and agreed to invest approximately $120 million in real estate equity and debt investments and $309 million subsequent to the second quarter 2017.

Assets Under Management (“AUM”)
As of June 30, 2017, the Company had $56 billion of AUM:

($ In billions)	Amount	% of Grand Total

Balance Sheet (CLNS OP Share):
Healthcare	$4.1	7.4%
Industrial	1.1	2.0%
Hospitality	3.9	7.0%
Other Equity and Debt	6.3	11.2%
Balance Sheet Subtotal	15.4	27.6%

Investment Management:
Institutional Funds	10.0	18.0%
Retail Companies	6.9	12.4%
NorthStar Realty Europe (NYSE:NRE)	2.1	3.8%
Townsend	14.2	25.5%
Pro Rata Corporate Investments	7.1	12.7%
Investment Management Subtotal	40.3	72.4%

Grand Total	$55.7	100.0%

Liquidity and Financing
As of August 4, 2017, the Company had in excess of $1.2 billion of liquidity through cash-on-hand and availability under its revolving credit facility.

On June 5, 2017, the Company issued 13.8 million shares of 7.15% Series I cumulative redeemable perpetual preferred stock, generating net proceeds of $334 million, of which the majority of these proceeds were used to redeem all of the shares of its 8.75% Series A cumulative redeemable perpetual preferred stock and 8.50% Series F cumulative redeemable perpetual preferred stock on June 23, 2017.

Common Stock and Operating Company Units
As of August 4, 2017, the Company had approximately 553.0 million Class A and B common stock and restricted stock units outstanding and the Company’s operating partnership had approximately 32.4 million operating company units outstanding held by members other than the Company or its subsidiaries.

During the second quarter 2017, the Company repurchased 8.0 million shares of its common stock for $102 million. Since the February 2017 authorization of the Company’s common stock repurchase plan through August 4, 2017, the Company has repurchased 12.9 million shares of its common stock for approximately $168 million.

Common and Preferred Dividends
On May 4, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share of Class A and Class B common stock for the second quarter of 2017, which was paid on July 17, 2017 to respective stockholders of record on June 30, 2017. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series A stock - $0.54688 per share, Series B stock - $0.51563 per share, Series C stock - $0.55469 per share, Series D stock - $0.53125 per share and Series E stock - $0.54688 per share, such dividends to be paid on August 15, 2017 to the respective stockholders of record on August 10, 2017, except where noted below, and (ii) with respect to each of the Series F stock - $0.53125 per share, Series G stock - $0.46875 per share and Series H stock - $0.4453 per share, such dividends were paid on July 17, 2017 to the respective stockholders of record on June 30, 2017, except where noted below. The Company redeemed in its entirety the outstanding Series A and Series F cumulative redeemable perpetual preferred stock and paid all accrued cash dividends, in accordance of the terms of the redemption, related to the Series A and Series F cumulative redeemable perpetual preferred stock on June 23, 2017. The Company paid a cash dividend to stockholders of $0.1986 per share of its newly issued Series I cumulative redeemable perpetual preferred stock on July 17, 2017, for the period from the date of issuance through July 15, 2017.

On August 3, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share of Class A and Class B common stock for the third quarter of 2017, which will be paid on October 16, 2017 to respective stockholders of record on September 30, 2017. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share, Series C stock - $0.5546875 per share, Series D stock - $0.53125 per share and Series E stock - $0.546875 per share, such dividends to be paid on November 15, 2017 to the respective stockholders of record on November 10, 2017 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share and Series I stock - $0.446875 per share, such dividends to be paid on October 16, 2017 to the respective stockholders of record on October 10, 2017.

Non-GAAP Financial Measures and Definitions

Assets Under Management (“AUM”)
Refers to assets which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is generally based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at June 30, 2017, while retail companies and NorthStar Realty Europe are presented as of August 4, 2017. AUM further includes a) uncalled capital commitments and b) for corporate investments in affiliates with asset and investment management functions, includes the Company’s pro-rata share assets of each affiliate as presented and calculated by the affiliate. Affiliates include RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations ("FFO") in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

The Company computes core funds from operations ("Core FFO") by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) equity-based compensation expense; (iii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iv) amortization of acquired above- and below-market lease values; (v) amortization of deferred financing costs and debt premiums and discounts; (vi) unrealized fair value gains or losses and foreign currency remeasurements; (vii) acquisition-related expenses, merger and integration costs; (viii) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (ix) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (x) non-real estate depreciation and amortization; (xi) change in fair value of contingent consideration; and (xii) tax effect on certain of the foregoing adjustments. Also, beginning with the first quarter of 2016, the Company’s share of Core FFO from its interest in SFR represented its percentage interest multiplied by SFR's reported Core FFO, which may differ from the Company’s calculation of Core FFO. Refer to SFR's filings for its definition and calculation of Core FFO.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to net income as a measure of the Company’s performance.

Net Operating Income (“NOI”) / Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)
NOI for healthcare and industrial segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

EBITDA for the hospitality real estate segment represents net income from continuing operations of that segment excluding the impact of interest expense, income tax expense or benefit, and depreciation and amortization.

The Company believes that NOI and EBITDA are useful measures of operating performance of its respective real estate portfolios as they are more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI and EBITDA exclude historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI and EBITDA provide a measure of operating performance independent of the Company’s capital structure and indebtedness.

However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI and EBITDA. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

Second Quarter 2017 Conference Call
The Company will conduct a conference call to discuss the financial results on Wednesday, August 9, 2017 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at http://www.clns.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting August 9, 2017, at 10:00 a.m. PT / 1:00 p.m. ET, through August 16, 2017, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13665881. International callers should dial (412) 317-6671 and enter the same conference ID number.

Supplemental Financial Report
A Second Quarter 2017 Supplemental Financial Report is available on the Company’s website at www.clns.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony NorthStar, Inc.
Colony NorthStar, Inc. (NYSE:CLNS) is a leading global real estate and investment management firm. The Company resulted from the January 2017 merger between Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. The Company has significant property holdings in the healthcare, industrial and hospitality sectors, other equity and debt investments and an embedded institutional and retail investment management business. The Company currently has assets under management of $56 billion and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. In addition, the Company owns

NorthStar Securities, LLC, a captive broker-dealer platform which raises capital in the retail market. The firm maintains principal offices in Los Angeles and New York, with more than 500 employees in offices located across 18 cities in ten countries. The Company will elect to be taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.clns.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our failure to achieve anticipated synergies in and benefits of the completed merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., Colony NorthStar’s liquidity, including its ability to complete identified monetization transactions and other potential sales of investments, whether Colony NorthStar will be able to maintain its qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony NorthStar’s stock, Colony NorthStar’s ability to maintain inclusion and relative performance on the RMZ, Colony NorthStar’s leverage, including the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony NorthStar’s markets, Colony NorthStar’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony NorthStar’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony NorthStar’s reports filed from time to time with the SEC.

Colony NorthStar cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony NorthStar is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony NorthStar does not intend to do so.

Source: Colony NorthStar, Inc.
Investor Contacts:
Colony NorthStar, Inc.
Darren J. Tangen
Executive Vice President and Chief Financial Officer
310-552-7230
or
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY NORTHSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2017 (Unaudited)	December 31, 2016
Assets
Cash and cash equivalents	$599,920	$376,005
Restricted cash	300,680	111,959
Real estate, net	13,884,204	3,243,631
Loans receivable, net	4,009,089	3,430,608
Investments in unconsolidated ventures ($365,050 and $0 at fair value)	1,526,807	1,052,995
Securities available for sale, at fair value	409,871	23,446
Goodwill	1,808,393	680,127
Deferred leasing costs and intangible assets, net	1,035,767	278,741
Assets held for sale ($96,807 and $67,033 at fair value)	1,190,122	292,924
Other assets ($18,809 and $36,101 at fair value)	459,702	260,585
Due from affiliates	63,777	9,971
Total assets	$25,288,332	$9,760,992
Liabilities
Debt, net	$10,418,978	$3,715,618
Accrued and other liabilities ($179,221 and $5,448 at fair value)	968,868	286,952
Intangible liabilities, net	221,853	19,977
Liabilities related to assets held for sale	203,548	14,296
Due to affiliates	34,945	41,250
Dividends and distributions payable	186,990	65,972
Total liabilities	12,035,182	4,144,065
Commitments and contingencies
Redeemable noncontrolling interests	79,504	—
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,643,723 and $625,750 liquidation preference; 250,000 and 50,000 shares authorized; 65,749 and 25,030 shares issued and outstanding	1,624,444	607,200
Common stock, $0.01 par value per share
Class A, 949,000 and 658,369 shares authorized; 551,190 and 166,440 shares issued and outstanding (1)	5,512	1,664
Class B, 1,000 shares authorized; 742 and 770 shares issued and outstanding (1)	7	8
Additional paid-in capital	7,958,872	2,443,100
Distributions in excess of earnings	(505,554)	(246,064)
Accumulated other comprehensive income (loss)	6,884	(32,109)
Total stockholders’ equity	9,090,165	2,773,799
Noncontrolling interests in investment entities	3,643,836	2,453,938
Noncontrolling interests in Operating Company	439,645	389,190
Total equity	13,173,646	5,616,927
Total liabilities, redeemable noncontrolling interests and equity	$25,288,332	$9,760,992

__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2017	2016
Revenues
Property operating income	$500,531	$95,348
Interest income	111,263	103,860
Fee income	54,319	15,505
Other income	13,259	2,815
Total revenues	679,372	217,528
Expenses
Property operating expense	253,717	29,780
Interest expense	140,260	42,568
Investment, servicing and commission expense	13,740	5,402
Transaction costs	2,440	7,958
Depreciation and amortization	153,111	39,541
Provision for loan loss	1,067	6,213
Impairment loss	12,761	2,441
Compensation expense	80,759	24,240
Administrative expenses	30,145	13,098
Total expenses	688,000	171,241
Other income
Gain on sale of real estate assets	15,190	5,844
Other loss, net	(23,850)	(348)
Earnings from investments in unconsolidated ventures	122,394	53,113
Income before income taxes	105,106	104,896
Income tax benefit (expense)	86	(1,760)
Net income from continuing operations	105,192	103,136
Income from discontinued operations	—	—
Net income	105,192	103,136
Net income attributable to noncontrolling interests:
Redeemable noncontrolling interests	720	—
Investment entities	23,800	40,169
Operating Company	2,330	7,918
Net income attributable to Colony NorthStar, Inc.	78,342	55,049
Preferred stock redemption	5,448	—
Preferred stock dividends	34,339	12,093
Net income attributable to common stockholders	$38,555	$42,956
Basic earnings per share (1)
Net income from continuing operations per basic common share	$0.07	$0.26
Net income per basic common share	$0.07	$0.26
Diluted earnings per share (1)
Net income from continuing operations per diluted common share	$0.07	$0.24
Net income per diluted common share	$0.07	$0.24
Weighted average number of shares (1)
Basic	544,023	164,674
Diluted	544,023	201,257
__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

Three Months Ended June 30, 2017
Net loss attributable to common stockholders	$38,555
Adjustments for FFO attributable to common interests in Operating Company:
Net loss attributable to noncontrolling common interests in Operating Company	2,330
Real estate depreciation and amortization	135,421
Impairment of real estate	12,816
Gain on sales of real estate	(15,112)
Less: Adjustments attributable to noncontrolling interests in investment entities	(44,048)
FFO attributable to common interests in Operating Company and common stockholders	129,962

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gain on sales of real estate, net of depreciation, amortization and impairment previously adjusted for FFO (1)	(31,183)
Noncash equity compensation expense (2)	38,945
Straight-line rent revenue	(7,994)
Gain on change in fair value of contingent consideration	(4,850)
Amortization of acquired above- and below-market lease intangibles, net	(3,520)
Amortization of deferred financing costs and debt premiums and discounts	20,791
Unrealized loss on derivatives and foreign currency remeasurements	26,834
Acquisition and merger-related transaction costs	2,498
Merger integration costs (3)	7,555
Preferred shares redemption costs	5,448
Amortization and impairment of investment management intangibles	15,666
Non-real estate depreciation and amortization	6,482
Amortization of gain on remeasurement of consolidated investment entities, net	3,837
Tax benefit, net (4)	(809)
Less: Adjustments attributable to noncontrolling interests in investment entities	(6,074)
Core FFO attributable to common interests in Operating Company and common stockholders	$203,588

FFO per common share / common OP unit (5)	$0.22
FFO per common share / common OP unit—diluted (6)	$0.22
Core FFO per common share / common OP unit (5)	$0.35
Core FFO per common share / common OP unit—diluted (6)	$0.34
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (5)	585,110
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit—diluted (5)(6)	623,455
__________

(1)
Includes $36.7 million of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony Capital, Inc. prior to its internalization of the manager.

(2)	Includes $30.0 million of replacement award amortization.

(3)
Merger integration costs represent costs and charges incurred during the integration of Colony, NSAM and NRF. These integration costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration. The majority of integration costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)	Adjustment represents the impact of taxes on amortization and impairment of investment management intangibles assumed in business combinations and gain on sale of property.

(5)
Calculated based on weighted average shares outstanding including participating securities (unvested shares) and assuming the exchange of all common OP units outstanding for common shares. As a result of the Merger, each outstanding share of common stock of Colony

Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

(6)
For the three months ended June 30, 2017, included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $7.2 million and $7.2 million of interest expense, respectively, associated with convertible senior notes and 38.3 million and 38.3 million weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes.

COLONY NORTHSTAR, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI/EBITDA

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI or EBITDA and (2) a reconciliation of such segments net income (loss) for the three months ended June 30, 2017 to NOI or EBITDA:

NOI and EBITDA were determined as follows:

	Three Months Ended June 30, 2017
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$159,357	$56,125	$221,522
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(8,385)	(1,150)	(13)
Property operating expenses (1)	(72,460)	(16,195)	(139,818)
Compensation expense (1)	—	(310)	—
NOI or EBITDA	$78,512	$38,470	$81,691
_________

(1)
For healthcare and hospitality, property operating expenses includes property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

The following table presents a reconciliation of net income (loss) from continuing operations of the healthcare, industrial and hospitality segments to NOI or EBITDA of the respective segments.

	Three Months Ended June 30, 2017
(In thousands)	Healthcare	Industrial	Hospitality
Net income (loss) from continuing operations	$(11,394)	$9,100	$5,750
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(8,385)	(1,150)	(13)
Interest expense	47,844	7,934	35,884
Transaction, investment and servicing costs	1,566	26	3,049
Depreciation and amortization	49,577	25,804	33,508
Compensation and administrative expense	2,003	2,733	2,385
Gain on sale of real estate assets	—	(8,695)	—
Other (gain) loss, net	(2,489)	—	219
Earnings from investments in unconsolidated ventures	—	(28)	—
Income tax (benefit) expense	(210)	2,746	909
NOI or EBITDA	$78,512	$38,470	$81,691

The following table summarizes Q2 2017 net income (loss) from continuing operations by segment:

(In thousands)	Net income (Loss) From Continuing Operations
Healthcare	$(11,394)
Industrial	9,100
Hospitality	5,750
Other Equity and Debt	185,630
Investment Management	26,084
Amounts Not Allocated to Segments	(109,978)
Total Consolidated	$105,192